Exhibit 99.1

STRATA Skin Sciences to Present Poster Showcasing Safety and Efficacy of TheraClear®X for Acne at Maui Derm 2024 Conference

HORSHAM, Pa., Jan. 08, 2024 (GLOBE NEWSWIRE) -- STRATA Skin Sciences, Inc. (“STRATA” or the “Company”) (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced that the Company will be presenting a poster titled “Pulsed Broadband Light with Vacuum Suction (Photopneumatic Therapy) and Needle Insert to Treat Acne” at the Maui Derm 2024 Meeting to be held at the Grand Wailea in Maui, Hawaii from January 22-26, 2024.

The poster highlights the safety and efficacy of one treatment session using STRATA’s TheraClear®X technology for cystic and papular acne reduction. TheraClear®X uses Photopneumatic technology that delivers intense pulsed light utilizing vacuum technology with an additional needle insert; the vacuum pulls the tissue into the needle, penetrating the acne lesion and thereby creating a pathway for sebum extraction.

●	Majority of lesions demonstrated ≥50% clearing by 1-2 weeks, exceeding the criteria of ≥30% reduction in lesion size at two follow-up visits.
●	An average reduction in lesion size was rated 2.0 (30-50% reduction) at 24-72 hours post-treatment and 3.5 at 1-2 weeks (≥50-75% reduction).
●	At 1-2 weeks, the most frequently reported event was mild hyperpigmentation; erythema, edema, and flaking were observed in ≤10% of lesions.

“We are thrilled with our results of the clinical experience study for patients suffering from moderate to severe acne,” stated Suneel Chilukuri, MD, FAAD, FACMS, Director of Cosmetic Surgery at Refresh Dermatology in Houston, TX, and author of the study. “The TheraClear®X Photopneumatic acne system used with the additional needle insert is a very effective and safe treatment for both cystic and pustular acne lesions. Most importantly, the procedure is extremely well tolerated by patients with all types of acne.”

“The results from the clinical evaluation continue to highlight the efficacy and safety of the TheraClear®X system for treating acne, and we would like to thank Dr. Chilukuri for his contributions,” stated Dolev Rafaeli, President and Chief Executive Officer of STRATA Skin Sciences. “This evaluation not only emphasizes our focus for providing clinically reimbursed procedures, but also holds us true to our commitment of delivering tailored solutions for individuals afflicted with acne and other dermatologic conditions.”

The Company will be hosting a medical booth at the conference, offering attendees valuable insights into TheraClear®X as well as other product offerings.

About STRATA Skin Sciences, Inc.

STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing and marketing innovative products for the in-office treatment of various dermatologic conditions such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell an acne treatment device and to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to dermatologist marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from the coronavirus, fiscal, and political factors, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
sskn@cg.capital